Exhibit 99.1
FOR IMMEDIATE RELEASE
LINN ENERGY FILES 2005 ANNUAL REPORT ON FORM 10-K AND COMPLETES RESTATEMENT OF PRIOR PERIOD FINANCIALS
Pittsburgh, Pennsylvania, May 31, 2006 – Linn Energy, LLC (Nasdaq: LINE) today announced that it has filed its 2005 Annual Report on Form 10-K (the “2005 Form 10-K”) with the Securities and Exchange Commission. The 2005 Form 10-K reports the Company’s consolidated financial statements for the year ended December 31, 2005 and restates the consolidated financial statements for the period March 14, 2003 (inception) to December 31, 2003 and as of and for the year ended December 31, 2004. The restatement of these prior periods principally relates to adjustments identified by the Company relating to the accounting for the purchase price of acquisitions of natural gas and oil properties completed during those periods. These adjustments for fiscal 2003 and 2004 decreased revenue by approximately $0.9 million and $1.7 million, respectively, and increased net loss by approximately $0.4 million and $0.8 million, respectively, for such periods. The restatement had no effect on the Company’s reserve data, Standardized Measure or cash and cash equivalents as previously reported. The Company’s previously announced results for the year ended December 31, 2005 were principally unaffected by the restatement, except for an increase in depreciation, depletion and amortization expense of approximately $0.3 million. Fiscal 2005 results were previously disclosed by the Company in a press release filed on April 3, 2006 with a Current Report on Form 8-K.
Additionally, Linn Energy announced that it has received a Nasdaq Staff Determination letter dated May 24, 2006 indicating that the Company failed to comply with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14) because the Company had not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2006 (the “Form 10-Q”). As a result, the Company’s units are subject to delisting from The Nasdaq Stock Market. The Company has scheduled a hearing for June 1, 2006 before a Nasdaq Listing Qualifications Panel (the “Panel”) to appeal the Staff’s determination. Pending a decision by the Panel, the Company’s units will remain listed on The Nasdaq Stock Market. The Company is working diligently to complete the Form 10-Q and expects to be able to file such report by June 30, 2006.
The Company has obtained a waiver from its lenders under its credit facility for a 30-day extension through June 30, 2006 with regard to its covenant to provide the administrative agent under the facility with annual audited financial statements and quarterly financial statements.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas company focused on the development and acquisition of natural gas properties in the Appalachian Basin, primarily in West Virginia, Pennsylvania, New York and Virginia. More information about Linn Energy is available on the internet at www.linnenergy.com.
CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479